Exhibit 16.1

March 28, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read the statements made by Data Domain, Inc. (the Company), in the section titled “Change in Independent Accountants” in the Company’s registration statement on Form S-1 to be filed with the Commission. We agree with the statements concerning our firm in that section of such Form S-1.

Sincerely,

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

/s/ David N. Anderson

David N. Anderson

DNA:mms

635 Campbell Technology Parkway, Suite 100 • Campbell, California 95008-5059 • Tel 408.369.2400 • Fax 408.879.9485

www.mohlernixon.com • With offices in Campbell and Palo Alto

MOORE STEPHENS

INTERNATIONAL LIMITED

Mohler, Nixon & Williams is a member of the

Moore Stephens International Limited group of independent firms